Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities
Corporation Subject to Rule 10f-3 Under the Investment
Company Act of 1940

10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 1996 THROUGH
FEBRUARY 28, 1997

REAL ESTATE INVESTMENT TRUST FUND

			 Date       Shares    % of Fund  Price per
Security              Purchased   Purchased  Assets (1)    Share
Glenborough
  Realty Trust         10/02/96      18,000       1.81%     $13.88
Essex Property Trust   12/18/96       4,500       0.27%     $27.75
Spieker Properties     01/21/97       7,000       0.25%     $34.50
Kilroy Realty          01/28/97      23,500       0.52%     $23.00

			Total
      Shares            Shares      % of Issue
    Purchased By        Issued       Purchased
     Fund Group         (000)        By Group (2)       Broker(s)

       33,000            9,637            0.34%   Bear Stearns
	5,000            2,450            0.20%   Merrill Lynch
      212,000           10,000            2.12%   Prudential
       25,600           12,500            0.20%   Prudential

      Shares
       Held
     02/28/97
       57,500
      156,000
       98,000
       25,600

1  Purchase may not exceed 3% of Fund's Total Assets.

2. Purchases by all Alliance Funds may not exceed the greater of
   (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount but in no event may exceed 10% of the principal amount of the offering.